Exhibit 99.1

RealPage Appoints Charles Kane to Board of Directors, Audit

Committee, Compensation Committee and Nominating and

Governance Committee

CARROLLTON, Texas, June 27, 2012 — RealPage, Inc. (NASDAQ:RP), a leading provider of on demand software and software-enabled services to the rental housing industry, today announced that the Board of Directors has appointed Charles (“Chuck”) Kane as a member of the Board and designated him as a Class I director to stand for election at RealPage’s 2014 annual meeting of stockholders. As a member of the Board, Mr. Kane will participate in RealPage’s Independent Director Compensation Plan.

In addition, the Board appointed Mr. Kane as an additional member of each of the Board’s Nominating and Governance Committee, Audit Committee and Compensation Committee.

Mr. Kane joins the RealPage Board of Directors with more than 20 years of senior executive-level experience, which includes serving as Chief Financial Officer of Global BPO Services Corp., RSA Security, Aspen Technology and Informix Software, and President and Chief Executive Officer at Corechange. Mr. Kane has also held several executive roles, including president at “One Laptop Per Child” (OLPC), a non-profit organization founded at Massachusetts Institute of Technology that provides computing and internet access for students in the developing world. Mr. Kane is also currently an Adjunct Professor of International Finance at MIT’s Sloan Graduate School of Management.

Mr. Kane serves on the Boards of Directors of Demandware Inc. (NYSE: DWRE); Carbonite, Inc. (NASDAQ: CARB) and Progress Software Corp. (NASDAQ: PRGS). Mr. Kane has also served on the Boards of Directors of Netezza Corporation (Acquired by IBM), Applix Software (Acquired by IBM) and Borland Software (Acquired by Micro Focus Corporation). “It’s a real pleasure to join the RealPage board and be part of the transformation that is occurring in the rental housing industry through the many Software-as-a-Service offerings introduced by RealPage. They are in the early stages of adoption of much of their technology and I look forward to working with the executive management team to continue expanding the business,” stated Mr. Kane.

Steve Winn, CEO of RealPage, commented “We are proud that Chuck has accepted a position on our board. Our company will greatly benefit from his knowledge and many years of experience in the financial, business and software technology arenas.”

About RealPage

Located in Carrollton, Texas, a suburb of Dallas, RealPage provides on demand (also referred to as “Software-as-a-Service” or “SaaS”) products and services to apartment communities and single family rentals across the United States. Its on demand product lines include OneSite® property management systems that automate the leasing, renting, management, and accounting of conventional, affordable, tax credit, student living, senior living and military housing properties; LeaseStar™ multichannel managed marketing that enables owners to originate, syndicate, manage and capture leads more effectively and at less overall cost; YieldStar® asset optimization systems that enable owners and managers to optimize rents to achieve the overall highest yield, or combination of rent and occupancy, at each property; Velocity™ billing and utility management services that increase collections and reduce delinquencies; LeasingDesk®

risk mitigation systems that are designed to reduce a community’s exposure to risk and liability; OpsTechnology® spend management systems that help owners manage and control operating expenses; and Compliance Depot™ vendor management and qualification services to assist a community in managing its compliance vendor program. Supporting this family of SaaS products is a suite of shared cloud services including electronic payments, document management, decision support and learning. RealPage’s MyNewPlace® subsidiary is one of the largest lead generation apartment and home rental websites, offering apartment owners and managers qualified, prospective residents through subscription, pay-per-lead and LeaseMatch pay-per-lease programs. Through its Propertyware subsidiary, RealPage also provides software and services to single-family rentals and low density, centrally-managed multifamily housing. For more information, call 1-87-REALPAGE or visit www.realpage.com.

Contacts:

Investor Relations

Rhett Butler

972-820-3773

rhett.butler@realpage.com

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